As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

California	7372	95-4694878
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

3998 FAU Blvd., Building 1-210
Boca Raton, Florida 33431
(561) 417-7250
(Address and telephone number of principal executive offices and principal place of business)

Philip D. Ellett, Chief Executive Officer
Innovative Software Technologies, Inc.
3998 FAU Blvd., Building 1-210
Boca Raton, Florida 33431
(561) 417-7250
(Name, address and telephone number of agent for service)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

i

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value issuable upon conversion of the Debentures	8,928,571	$0.10(1)	$892,857.10	$95.54
Common Stock, $0.001 par value issuable upon exercise of the Long-Term Warrants	8,928,571	$0.30(2)	$2,678,571.30	$286.61
Common Stock, $0.001 par value issuable upon exercise of the Short-Term Warrants	1,785,714	$0.143(2)	$255,357.10	$27.32
Total	19,642,856			$409.47

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 8, 2007, which was $0.10 per share.

(2) Calculated in accordance with Rule 457(g)(1).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2007

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
19,642,856 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 19,642,856 shares of our common stock, including up to 8,928,571 shares of common stock issuable upon the conversion of the debentures, up to 8,928,571 shares of common stock issuable upon exercise of the long term warrants and up to 1,785,714 shares of common stock issuable upon exercise of the short term warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is quoted on the Pink Sheets under the symbol "INIV.PK". The last reported sales price per share of our common stock as reported by the Pink Sheets on February 8, 2007, was $0.10.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2007.

Table of Contents

PROSPECTUS SUMMARY	3
RISK FACTORS	5
USE OF PROCEEDS	11
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	12
BUSINESS	20
FACILITIES	24
EMPLOYEES	24
LEGAL PROCEEDINGS	25
MANAGEMENT	26
EXECUTIVE OFFICERS AND DIRECTORS	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
DESCRIPTION OF SECURITIES TO BE REGISTERED	32
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	33
PLAN OF DISTRIBUTION	33
PENNY STOCK	35
SELLING STOCKHOLDERS	36
LEGAL MATTERS	37
EXPERTS	37
AVAILABLE INFORMATION	38

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Innovative Software,” “INIV,” the “Company,” “we,” “us,” and “our” refer to Innovative Software Technologies, Inc.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

We provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. “Business Continuity” products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available upon failure through means of connectivity to remote server locations.

We were incorporated in the state of California on May 27, 1998, as Innovative Software Technologies, Inc. Innovative commenced business on April 16, 2001, when it acquired 100% of the outstanding common stock of Triad Media, Inc. (“Triad”), formerly known as Hackett Media, Inc. (“Hackett”) in a share exchange transaction. On December 31, 2001, we purchased all of the outstanding shares of Energy Professional Marketing Group, Inc. (“EPMG”), a technology marketing company based in Provo, Utah specializing in product fulfillment for outside vendors and technology and database marketing. On September 26, 2003, the former principals of EPMG alleged in writing that they were entitled to rescind the 2001 acquisition of EPMG. On July 2, 2004, we entered into a Settlement Agreement with the former principals of EPMG (the “Settlement Agreement”) under the terms of which the former principals surrendered all of their 6,784,762 shares of common stock, 1,200,500 shares of Series A Preferred Stock, and 80,000 shares of Series B Preferred Stock, in exchange for certain assets and liabilities of EPMG. On May 6, 2005, our IST Integrated Solutions, Inc. subsidiary completed an acquisition of the assets and operations of Lietz Development, Inc. and Saphire of Tampa Bay, Inc. (collectively “Data Tech”), a Tampa, Florida based computer equipment reseller, and hosting and network services provider.  This acquisition of Data Tech was rescinded by mutual consent of the parties on June 27, 2005, when we discovered undisclosed material liabilities at Data Tech. On June 26, 2006, we entered into a Stock Exchange Agreement by and between Innovative, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent (the “Exchange Agreement”). As a result of this transaction, AcXess became our wholly owned subsidiary.

We have incurred losses since our inception. For the years ended March 31, 2006 and 2005, we generated revenues of $-0- and $-0-, respectively, and incurred net losses of $487,351 and $-0-, respectively. We have incurred a loss of $1,951,253 from inception (January 12, 2005) through September 30, 2006, and have working capital and stockholder deficits of $1,577,604 and $1,428,388, respectively, at September 30, 2006. Our auditors, in their report dated June 23, 2006, have expressed substantial doubt about our ability to continue as going concern.

Our executive offices are located at 3998 FAU Blvd., Building 1-210, Boca Raton, Florida 33431, and our telephone number is (561) 417-7250. We are a California corporation.

The Offering

Common stock outstanding prior to the offering	72,531,581 shares

Common stock offered by selling stockholders
19,642,856 shares, including up to 8,928,571 shares of common stock issuable upon conversion of the debentures at a conversion price of $0.112 per share, 8,928,571 shares of common stock issuable upon the exercise of long-term warrants at an exercise price of $0.30 per share and 1,785,714 shares of common stock issuable upon the exercise of the short-term warrants at an exercise price of $0.143 per share.

Common stock to be outstanding after the offering	92,174,437 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description.

Pink Sheet Symbol	INIV.PK

Issuance of Shares to the Selling Stockholders

On December 22, 2006, we entered into a securities purchase agreement with an accredited investor for the sale of $1,000,000 Convertible Debentures. In connection with the agreement, the investor received (i) a warrant to purchase 8,928,571 shares of common stock (“Long-Term Warrants”) exercisable at $0.30 and (ii) a warrant to purchase 1,785,714 shares of common stock (“Short Term Warrants”) exercisable at $0.143 per share. The Long Term Warrants are exercisable for a period of four years.  Short Term Warrants are exercisable for a period four years from the date of issuance and the earlier of (i) December 22, 2007 and (ii) the date a registration statement(s) covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the Commission (the “Initial Exercise Date”) and on or prior to the close of business on the four month anniversary of the Initial Exercise Date, respectively.

The debentures bear interest at 4% until June 22, 2007 and 9% thereafter, payable in arrears and mature three years from the date of issuance. Accrued interest will be payable in cash semi-annually, beginning on January 1, 2007. We will, however, have the right to pay interest in shares of common stock; provided, however, that our right to pay interest in shares of common stock on each interest payment date is subject to the following conditions: (i) we shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notices of conversion of the investor, if any, (ii) we shall have paid all liquidated damages and other amounts owing to the investor in respect of this Debenture, (iii) there is an effective registration statement pursuant to which the investor is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the transaction (and we believe, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on a trading market and all of the shares issuable pursuant to the transaction are listed or quoted for trading on such trading market (and we believe, in good faith, that trading of the Common Stock on a trading market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the transaction, (vi) there is no existing event of default or no existing event which, with the passage of time or the giving of notice, would constitute an event of default, (vii) the issuance of the shares in question to the Investor would not result in him owning more than 4.99% of the issued and outstanding shares of our common stock, (viii) there has been no public announcement of a pending or proposed fundamental transaction or change of control transaction that has not been consummated, (ix) the Investor is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information and (x) for a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds 50,000 shares per Trading Day (subject to adjustment for forward and reverse stock splits and the like).

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY AND WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

We have a limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

TO DATE WE HAVE HAD SIGNIFICANT OPERATING LOSSES, AND AN ACCUMULATED DEFICIT AND HAVE HAD LIMITED REVENUES AND DO NOT EXPECT TO BE PROFITABLE FOR AT LEAST THE FORESEEABLE FUTURE, AND CANNOT PREDICT WHEN WE MIGHT BECOME PROFITABLE, IF EVER.

We have been operating at a loss since our inception, and we expect to continue to incur substantial losses for the foreseeable future. Net loss for the six months ended September 30, 2006 was $1,463,902 resulting in an accumulated deficit of $2,913,355. We had no revenue for the fiscal year ended March 31, 2006. Further, we may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we expect to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In their report dated June 23, 2006, Stark Winter Schenkein & Co., LLP stated that our financial statements for the fiscal year ended March 31, 2006, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring losses from operations and our net capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit.

ADDITIONAL FINANCING IS NECESSARY FOR THE IMPLEMENTATION OF OUR GROWTH STRATEGY.

We will require additional debt and/or equity financing to pursue our growth strategy. Given our limited operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our growth plans or cease operations. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

WE HAVE NOT APPLIED FOR PATENTS ON OUR PROPRIETARY TECHNOLOGY AND RELY UPON TRADE SECRET PROTECTION TO PROTECT OUR INTELLECTUAL PROPERTY; IT MAY BE DIFFICULT AND COSTLY TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY NOT BE ABLE TO ENSURE THEIR PROTECTION.

At this time we have not applied for patent protection for our proprietary technology and therefore cannot rely on court action to protect our intellectual property. Although management intends to apply for patents where applicable, we currently rely on trade secrets. Trade secrets are difficult to protect and while we use reasonable efforts to protect our trade secrets, we cannot assure that our employees, consultants, contractors or scientific advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from illegal use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business.

Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors’ offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our proprietary rights against unauthorized third party use. Enforcing a claim that a third party illegally obtained and is using our trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

POTENTIAL CLAIMS ALLEGING INFRINGEMENT OF THIRD PARTY’S INTELLECTUAL PROPERTY BY US COULD HARM OUR ABILITY TO COMPETE AND RESULT IN SIGNIFICANT EXPENSE TO US AND LOSS OF SIGNIFICANT RIGHTS.

From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to us. If a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

WE LACK SALES, MARKETING AND DISTRIBUTION CAPABILITIES AND DEPEND ON THIRD PARTIES TO MARKET OUR SERVICES.

We have minimal personnel dedicated solely to sales and marketing of our services and therefore we must rely primarily upon third party distributors to market and sell our services. These third parties may not be able to market our product successfully or may not devote the time and resources to marketing our services that we require. We also rely upon third party carriers to distribute and deliver our services. As such, our deliveries are to a certain extent out of our control. If we choose to develop our own sales, marketing or distribution capabilities, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available. If we or a third party are not able to adequately sell and distribute our product, our business will be materially harmed.

WE MAY FACE PRODUCT LIABILITY FOR THE SERVICES WE PROVIDE.

Developing, marketing and sale of our products and services may subject us to product liability claims. We currently do not have insurance coverage against product liability risks. Although we intend to purchase such insurance, such insurance coverage may not be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a service, injury to our reputation, and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could be material to us.

IF WE ARE UNABLE TO ESTABLISH SUFFICIENT SALES AND MARKETING CAPABILITIES OR ENTER INTO AND MAINTAIN APPROPRIATE ARRANGEMENTS WITH THIRD PARTIES TO SELL, MARKET AND DISTRIBUTE OUR SERVICES, OUR BUSINESS WILL BE HARMED.

We have limited experience as a company in the sale, marketing and distribution of our products and services. We depend upon third parties to sell our product both in the United States and internationally. To achieve commercial success, we must develop sales and marketing capabilities and enter into and maintain successful arrangements with others to sell, market and distribute our products.

If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable. If our current or future partners do not perform adequately, or we are unable to locate or retain partners, as needed, in particular geographic areas or in particular markets, our ability to achieve our expected revenue growth rate will be harmed.

WE FACE COMPETITION IN OUR MARKETS FROM A NUMBER OF LARGE AND SMALL COMPANIES, SOME OF WHICH HAVE GREATER FINANCIAL, RESEARCH AND DEVELOPMENT, PRODUCTION AND OTHER RESOURCES THAN WE HAVE.

Our services face competition from services which may be used as an alternative or substitute therefore. In addition we compete with several large companies in the business continuity business. To the extent these companies, or new entrants into the market, offer comparable services at lower prices, our business could be adversely affected. Our competitors can be expected to continue to improve the design and performance of their products and services and to introduce new products and services with competitive performance characteristics. There can be no assurance that we will have sufficient resources to maintain our current competitive position. See “Description of Business - Competition.”

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

The software industry historically has been subject to substantial cyclical variations, and our business typically relies upon the expenditure of corporate information technology spending. A significant downturn in the United States or global economy or any other uncertainties regarding future economic prospects could affect corporate information technology spending habits which would have a material adverse impact on our operations and financial results.

WE ARE DEPENDENT UPON KEY PERSONNEL.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of our officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the technology industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal (5%) stockholders and their affiliates beneficially own approximately 38% of the outstanding shares of Common Stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have substantial influence on the ability to control the election of our Board of Directors of the Company and the outcome of issues submitted to our stockholders.

WE CANNOT PREDICT THE IMPACT OF OUR PROPOSED MARKETING EFFORTS. IF THESE EFFORTS ARE UNSUCCESSFUL WE MAY NOT EARN ENOUGH REVENUE TO BECOME PROFITABLE.

Our success will depend on investing in marketing resources. Our proposed business plan includes considerable outsourcing of marketing as well as dependence on channel partners unaffiliated with the Company. Any marketing plans developed may include attending trade shows and making private demonstrations, advertising and promotional materials, advertising campaigns in both print and broadcast media, and advertising/promotion-related operations. We cannot give any assurance that these marketing efforts will be successful. If they are not, revenues may be insufficient to cover our fixed costs and we may not become profitable.

OUR BUSINESS MAY BE AFFECTED BY FACTORS OUTSIDE OF OUR CONTROL.

Our ability to increase sales, and to profitably distribute and sell our products and services, is subject to a number of risks, including changes in our business relationships with our principal distributors, competitive risks such as the entrance of additional competitors into our markets, pricing and technological competition, risks associated with the development and marketing of new products and services in order to remain competitive and risks associated with changing economic conditions and government regulation.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit.

OUR COMMON STOCK TRADES IN A LIMITED PUBLIC MARKET, THE PINK SHEETS; ACCORDINGLY, INVESTORS FACE POSSIBLE VOLATILITY OF SHARE PRICE.

Our common stock is currently quoted on the Pink Sheets under the ticker symbol INIV.PK. As of February 8, 2007, there were approximately 72,531,581 shares of Common Stock outstanding.

There can be no assurance that a trading market will be sustained in the future. Factors such as, but not limited to, technological innovations, new products, acquisitions or strategic alliances entered into by us or our competitors, government regulatory actions, patent or proprietary rights developments, and market conditions for penny stocks in general could have a material effect on the liquidity of our common stock and volatility of our stock price.

FLUCTUATIONS IN OUR OPERATING RESULTS AND ANNOUNCEMENTS AND DEVELOPMENTS CONCERNING OUR BUSINESS AFFECT OUR STOCK PRICE.

Our operating results are subject to numerous factors, including purchasing policies and requirements of our customers, our ability to grow through strategic acquisitions, and any expenses and capital expenditure which we incur in distributing products. These factors, along with other factors described under “Risk Factors” may affect our operating results and may result in fluctuations in our quarterly results all of which could affect our stock price or could result in volatility in our stock price.

OUR COMMON STOCK WILL BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders’ common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Pink Sheets under the symbol “INIV.PK”. The high and the low trades for our shares for each quarter of actual trading were:

	High	Low
Year Ending December 31, 2005:
First Quarter	$0.17	0.07
Second Quarter	0.12	0.04
Third Quarter	0.08	0.03
Fourth Quarter	0.08	0.01
Year Ending December 31, 2006:
First Quarter	$0.085	0.014
Second Quarter	0.07	0.03
Third Quarter	0.25	0.06
Fourth Quarter	0.18	0.08
Year Ending December 31, 2007:
First Quarter (through February 8, 2007)	$0.13	0.085

The closing price for the common stock on February 8, 2007 was $0.10 per share.

Holders

As of February 8, 2007, we had approximately 1,218 active holders of our common stock. The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701.

Dividends

We have neither declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We have had no revenue or earnings. Our current policy is that if we were to generate revenue and earnings we would retain any earnings in order to finance our operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

The following discussion summarizes information about our accounting policies and practices and information about our operations in a comparative manner for the fiscal years ended March 31, 2005 and 2006, as well as the three and six months ended September 30, 2006, and 2005. Our management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere herein.

Acquisition of AcXess, Inc.

On June 26, 2006, we completed the acquisition of AcXess, Inc., a Florida corporation, in a stock exchange transaction (the “Transaction”) pursuant to a Stock Exchange Agreement by and between us, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent (the “Exchange Agreement”). As a result of the Transaction, AcXess became a wholly owned subsidiary. Following FAS 141, as governing and operating control of the combined entity is under Mr. Zalenski, AcXess is deemed to be the purchaser in the Transaction for financial reporting purposes. Therefore, reverse acquisition accounting applies whereby AcXess is deemed to have issued its common stock for the net assets or liabilities of Innovative accompanied by a recapitalization of AcXess. For accounting purposes, AcXess is treated as the continuing reporting entity.

AcXess was formed to provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. “Business Continuity” products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available immediately upon failure through means of connectivity to remote server locations. Management believes that the North American SME market for BC services (defined as companies with 50 to 5,000 employees) is underserved and that various technologies have matured to a point where the SME market can now be supplied robust BC services which were previously only available to large corporations and at substantial cost.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the Company's financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.

Revenue Recognition

In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2006. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Offering Costs

We defer costs associated with the raising of capital until such time as the offering is completed, at which time the costs are charged against the capital raised. Should the offering be terminated the costs are charged to operations during the period when the offering is terminated.

Net Income (Loss) Per Common Share

We calculate net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major improvements and additions are added to the property and equipment accounts while replacements, maintenance and repairs, which do not extend the life of the assets, are expensed.

Depreciation and amortization are computed by using the straight-line method over the estimated useful lives of the assets.

Long Lived Assets

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. Should there be an impairment, the Company measures the amount of the impairment based on the amount that the carrying value of the impaired asset exceeds the discounted cash flows expected to result from the use and eventual disposal of the from the impaired assets.

Segment Information

We follow SFAS 131, “Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. We currently operate in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

We follow SFAS 109 "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

We account for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

We account for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company currently has no stock option incentive plans.

Impairment of Long-Lived Assets

We account for long-lived assets and goodwill in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

Recent Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for us beginning with our fiscal year ending September 30, 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 153 "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for us beginning with our fiscal year ending March 31, 2007. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which clarifies that the term 'conditional asset retirement obligation' as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

In August 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

SFAS 155 - ‘Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140’

This Statement, issued in February 2006, amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

The Company is currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on our financial statements.

SFAS 156 - ‘Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140’

This Statement, issued in March 2006, amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on our financial statements.

Results of Operations

Fiscal year ended March 31, 2006, compared to the fiscal year ended March 31, 2005.

Revenues

Revenues for the fiscal years ended March 31, 2006, and 2005 were $-0- and $-0-, respectively, reflecting our startup nature.

Cost of Sales and Margins

Cost of sales for the fiscal years ended March 31, 2006, and 2005 were $-0- and $-0-, respectively.

General and Administrative Expenses

General and administrative expenses for the fiscal years ended March 31, 2006, and 2005 were $473,542 and $-0-, respectively. General and administrative expenses consisted primarily of consulting and legal fees, rent, payroll, travel expenses, and other general and administrative expenses.

Commissions and Other Selling Expenses

We have not yet incurred any commissions and other selling expenses reflecting the startup nature of the business.

Other Income (Expense)

Other income (expense), for the fiscal year ended March 31, 2006, was ($13,809) comprising interest charges. There was no Other Income (Expense) for the fiscal year ended March 31, 2005.

Net Loss

Our net loss for the fiscal years ended March 31, 2006, and 2005, amounted to ($487,351) and $-0-, respectively.

Three and six months ended September 30, 2006, compared to the three and six months ended September 30, 2005.

Revenues

Revenues for the three months ended September 30, 2006, and 2005 were $37,095 and $-0-, respectively. Revenues for the six months ended September 30, 2006, and 2005 were $38,667 and $-0-, respectively. The minimal amount of revenue reflects our startup nature.

Cost of Sales and Margins

Cost of sales for the three months ended September 30, 2006, and 2005 were $23,605 and $-0-, respectively. Cost of sales for the six months ended September 30, 2006, and 2005 were $36,566 and $-0-, respectively. Cost of sales comprise primarily network charges for the periods.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2006, and 2005 were $1,068,609 and $7,172, respectively. General and administrative expenses for the three months ended September 30, 2006, and 2005 were $1,250,927 and $36,720, respectively. General and administrative expenses consisted primarily of salaries and wages, professional fees, rent, travel expenses, payroll taxes, telephone expenses and other general and administrative expenses.

Commissions and Other Selling Expenses

We have not yet incurred any commissions and other selling expenses reflecting the startup nature of the business.

Other Income (Expense)

Other income (expense), for the three months ended September 30, 2006, and 2005 were ($213,991) and $-0-, respectively. Other income (expense), for the six months ended September 30, 2006, and 2005 were ($211,297) and $-0-, respectively. Other expense for the periods comprise primarily of interest expense and derivatives loss due to derivative liabilities (see Note 6 in the Notes to the Financial Statements) as well as other income due primarily from income recognized upon the favorable settlement of certain outstanding accounts payable.

Net Loss

Our net loss for the three months ended September 30, 2006, amounted to ($1,269,110) compared to a net loss of ($7,172) for the three month period ended September 30, 2005. Our net loss for the six months ended September 30, 2006, amounted to ($1,460,122), compared to a net loss of ($36,720) for the six month period ended September 30, 2005.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that we will continue as a going concern. However, we have incurred a loss of $1,951,253 from inception (January 12, 2005) through September 30, 2006, and has working capital and stockholder deficits of $1,577,604 and $1,428,388 at September 30, 2006. In addition, we currently have minimal revenue generating operations. As of September 30, 2006, we had cash and other reserves amounting to $36,902. Our financial statements do not include any adjustments that might become necessary should we be unable to continue as a going concern.

In January 2006, our Board of Directors approved the raising of up to $1,000,000 via the issuance of promissory notes to accredited investors. These notes have a term of six months, are convertible into shares of our common stock at a 30% discount to a future Qualified Financing (as therein described), and have 20% warrant coverage at a strike price of $0.05. In October our board of directors approved an increase in the limit of funding under these terms to $1,500,000. As of September 30, 2006,we had raised $675,000 under such notes.

At September 30, 2006, we had current liabilities of $1,725,210.

We have no material commitments for capital expenditures. Capital expenditures for the three and six months ended September 30, 2006, amounted to $93,579 and $37,573, respectively.

Off Balance-Sheet Arrangements

We have no material off-balance sheet arrangements as of September 30, 2006.

BUSINESS

Overview

We were incorporated in the State of California in May 1998 under the name “Innovative Software Technologies, Inc.” On February 8, 2007, we changed our name from “Innovative Software Technologies, Inc.” to “AcXess, Inc.”. Immediately prior to the acquisition of AcXess, we had nominal assets and revenues and no business operations.

Innovative commenced business on April 16, 2001, when it acquired 100% of the outstanding common stock of Triad Media, Inc. (“Triad”), formerly known as Hackett Media, Inc. (“Hackett”) in a share exchange transaction. The acquisition resulted in the owners of Hackett holding 90% of our outstanding capital stock and having effective operating control of the combined entity after the acquisition. As a result of this acquisition, our primary business consisted of Internet sales and marketing.

On December 31, 2001, we purchased all of the outstanding shares of Energy Professional Marketing Group, Inc. (“EPMG”), a technology marketing company based in Provo, Utah specializing in product fulfillment for outside vendors and technology and database marketing. In connection with the acquisition, we issued 1,500,000 and 3,529,412 of Series A preferred and common shares, respectively.   Following the purchase, EPMG became our wholly owned subsidiary.

On September 26, 2003, the former principals of EPMG alleged in writing that they were entitled to rescind the 2001 acquisition of EPMG. On July 2, 2004, we entered into a Settlement Agreement with the former principals of EPMG under the terms of which the former principals surrendered all of their 6,784,762 shares of common stock, 1,200,500 shares of Series A Preferred Stock, and 80,000 shares of Series B Preferred Stock, in exchange for certain assets and liabilities of EPMG. Subsequent to the settlement agreement, the former principals filed an action against us for breach of the Settlement Agreement related to certain reserve liabilities (see “Legal Proceedings” below).

On August 4, 2004, Peter M. Peterson replaced Douglas S. Hackett as our Chief Executive Officer (with Mr. Hackett remaining as President), and Christopher J. Floyd was elected as our Chief Financial Officer. In October 2004 we relocated our corporate headquarters from Kansas City, Missouri, to Tampa, Florida. Effective April 7, 2005, Mr. Hackett resigned as President and as a director of the Company.

On April 20, 2005, we entered into a stock purchase agreement with Mr. Hackett for the sale to Mr. Hackett of all common shares of our subsidiary Triad in exchange for the surrender by Mr. Hackett of 4,935,015 shares of our common stock held by him. Since the transaction involves receipt of our common stock in exchange for the subsidiary, we recorded this transaction in April 2005 as an equity transaction.

On May 6, 2005, our IST Integrated Solutions, Inc. subsidiary completed an acquisition of the assets and operations of Lietz Development, Inc. and Saphire of Tampa Bay, Inc. (collectively “Data Tech”), a Tampa, Florida based computer equipment reseller, and hosting and network services provider. Subsequent to the closing of the acquisition the Company identified and/or discovered certain facts that constituted undisclosed liabilities or breaches of representation or warranty by Data Tech. On June 27, 2005 the Company executed a mutual rescission agreement and release with Data Tech the effect of which was to rescind the earlier acquisition agreement between the parties. No portion of the Purchase Price or Performance Consideration (as defined in Section 1.4 of the Asset Purchase Agreement) had been paid by the Company in connection with the transaction.

For the remainder of the 2005 calendar year we had no business operations and sought to engage in a business combination with a company with operations. As a result of the sale of Triad we were no longer engaged in the development, marketing and delivery of business-type educational programs and also had no continuing involvement with the business of EPMG.

On June 26, 2006, we completed the acquisition of AcXess, Inc., a Florida corporation, in a stock exchange transaction pursuant to a Stock Exchange Agreement by and between us, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent (the “Exchange Agreement”). As a result of the Transaction, AcXess became our wholly owned subsidiary.

Market Strategy

We were formed to provide Business Continuity (“BC”) products and services to the Small and Medium Enterprise (“SME”) market. “Business Continuity” products and services are an advanced form of disaster recovery solutions for electronic data backup wherein the data and/or applications are available upon failure through means of connectivity to remote server locations. We believe that the North American SME market for BC services (defined as companies with 50 to 5,000 employees) is underserved. Furthermore, we believe that various technologies have matured to a point where the SME market can now be supplied with robust BC services which were previously only available to large corporations and at substantial cost.
The Company intends to deliver its products and services through reseller channels including but not limited to Citrix and SAP resellers.  Management has identified Citrix mid-market client companies as its initial target market in North America. Citrix has over 35,000 client companies the US alone and more than 180,000 worldwide.

In May 2005 we signed a Services Partner Agreement with SAP Business One to offer our BC service to all SAP Business One customers in North America through our exclusive, invitation only business partner network.

Products/Services

Our service offerings consist of business continuity and application availability services for single or multi-application small to medium enterprise-level hosted environments. The AcXess Application Continuity Xchange™ offers seamless web access to the mission critical applications that employees need during any IT downtime with their business. These mission critical business applications are backed up and mirrored in a secure data center with tier-one network backbone access. Application data and all relevant databases are replicated 24 hours a day, 7 days a week, 365 days a year. Tiered pricing allows for shorter increments of Recovery Time Objectives (RTO) based on the needs of the customer. AcXess uses virtual server technology along with its intellectual property through the AcX Framework™, resulting in an inexpensive and efficient business continuity platform. We signed our first customer agreement in May 2006 and currently have six customers.

The Application Continuity Xchange (TM) for Enterprise Systems enables customers to:

• Resume serving customers quickly without waiting to restore network functionality. Instead, displaced workers access their key applications and data securely over the Internet - even from a home dial-up connection.

• Relieve their IT staff of the time, burden and expense of reconfiguring each application and database after any IT downtime. Applications are mirrored and re-distributed to client machines from a secure remote location.

• Gain the flexibility of allowing workers to use any PC, or browser-based mobile device from any location, even over low-bandwidth connections. The AcXess remote server-based solution allows a consistent user interface that can be delivered and accessed from anywhere.

• Gain a turnkey managed BC solution for a fixed monthly service fee at a substantially reduced Total Cost of Ownership (TCO) comparable to existing in-house solutions.

High Availability Services

In addition we provide high availability hosted services for our key partners, Microsoft, Citrix and SAP.

•
Microsoft became a customer of AcXess in August 2006 using the AcX Framework for high availability applications used in on-demand and scheduled sales demonstrations to the public sector segment of its business (Federal State and Local governments as well as Universities and K-12). Due to the successful performance of AcXess and growing usage of the Microsoft sales team in daily sales activities, Microsoft has increased the capacity of the available concurrent users for the system and renewed and extended its contract with AcXess. A second high availability pilot has been requested by Microsoft and is currently under contract to provide high demand application availability to the US Field sales organization for business user software.

•
Citrix became a customer of AcXess in October 2006 to host and manage its Dynamic Desktop Initiative (DDI) site in order to demonstrate the use of Citrix Technology for streaming virtual desktops to various types of corporate end users. The successful performance by AcXess has also resulted in an extended contract for services through the end of 2007.

•
SAP became a new customer of AcXess in January of 2007 using the AcX Framework for on-demand and scheduled demonstrations of its SME software package, SAP Business One, along with related CRM modules, and is marketing the system to its 3rd party software partners for vertical market applications.

Potential Future Products and Services

We intend to continually evaluate our technology to insure delivery of our solutions in the most cost effective and efficient manner.

Research and Development

Our Application Continuity Xchange (TM) (AcX™) technology platform has been in design and development since April 2005. We intend to continue to pursue R&D for continued development of new products and services. However, any future R&D will be dependent on our ability to raise funds via future financings (see “liquidity” below).

Government Regulation

We expect to service Clients that fall under both SOX and HIPPA compliance and, as such, has developed, and is currently developing, certain features and controls into our current AcX infrastructure design. In addition, our data center partner is fully SOX and HIPPA compliant.

Competition

As a result of the overall market opportunity, companies have emerged to provide continuity services. The competitive landscape includes both multi-billion dollar multi-faceted professional services companies as well as emerging competitive carriers and regional VARs. Companies offering full enterprise level professional services include IBM and Sungard. Competitive carriers offering some function-specific level of continuity services such as telephony include Avaya. ASP’s and software companies offering full time application hosting, or application specific hosting include Salesforce.com and Agility. Companies offering backup data storage services on tape and disk include Iron mountain, E-vault & Live vault. The principal competitive factors in the market include price, quality of service, breadth of service, customer service, applications supported, capacity, reliability and availability.

The following is a summary of our direct and indirect competitors:

SunGard Availability Systems

SunGard provides software and processing solutions for financial services, higher education and the public sector and also provides customers with a range of managed IT services, including application and data center outsourcing and managed services.

Avaya

Avaya Inc. designs, builds and manages communications networks for over one million businesses worldwide and provides secure Internet Protocol telephony systems and communications software applications and services. Business Continuity solutions are sold through its professional services organization.

SalesForce.com

SalesForce.com provides primarily Customer Relationship Management applications as a service. Customers who use the salesforce.com CRM software are already running this aspect of their business offsite, and have no specific need for a direct BC solution for this application. Management sees SalesForce.com as an indirect competitor.

EVault

EVault Inc. provides online backup and recovery solutions for secure data backup and recovery of critical business applications. EVault’s disk-based backup software design and certified processes automate the customer’s own data protection processes.

LiveVault

LiveVault provides disk-to-disk backup and recovery applications for small and mid- sized businesses and enterprises with remote offices. LiveVault’s products automate and integrate data backup, offsite protection, archiving and recovery. LiveVault was recently purchased by Iron Mountain.

Iron Mountain

Established in 1951, Iron Mountain stores and manages records, media and electronic data and has been acquiring other companies in the disaster recovery and business continuity arena.

Intellectual Property

We intend to submit in the future one or more patent applications relating to certain aspects of its technology, but there can be no assurance that the Company will be able to obtain patent protection for any of its technology. We own the registered trademark “Down Proof Your Business” but has not filed trademark registrations for any other marks and may choose not to do so.

Customers

We signed our first customer agreement in May 2006 and currently have 6 customers.

Sales, Marketing, Distribution

Our sales and marketing efforts are primarily focused on the well-defined Citrix and SAP SME market with an initial emphasis on North America. We believe this market provides the greatest opportunity for us to offer significant cost savings and quality of service to Citrix and SAP customers.

To reach this segment, we intend to hire territory managers to run BC engagements. These territory managers will be responsible for all initial customer contact, coordination of Business Impact Analysis studies and other consulting services, pilot programs, and resulting BC service contracts. They will also be responsible for up-selling into each account as new services are made available.

Insurance Matters

We have general business liability, employer practices liability, and directors and officers liability insurance policies in place. We believe that our insurance program provides adequate coverage for all reasonable risks associated with operating our business.

FACILITIES

Our principal executive offices are located at 3998 FAU Blvd., Building 1-210, Boca Raton, Florida 33431. This office consists of approximately 3,200 square feet which we rent for $5,850 per month. Future minimum payments for the years ending March 31, 2007 and 2008 are $5,850 and $17,550, respectively. Our lease terminates June 30, 2007 and we have not as yet determined whether we will renew the lease for the existing space or seek new space.

EMPLOYEES

As of February 8, 2007, we employed a total of 11 employees in the following capacities: four in executive and administration, four in technical and operations, and three in sales and marketing. We believe that we have a good working relationship with our employees. We are not a party to any collective bargaining agreements, no employees are represented by a labor union, and we believe we have good relations with our employees. At present, we expect to add between 20 and 30 employees over the next 12 months, primarily in sales and operations, to support our rollout of our business continuity services.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

SEC Investigation

On June 24, 2003, the Securities and Exchange Commission ("SEC") issued a formal order of investigation, authorizing the investigation of certain securities matters. The SEC staff has taken the testimony of certain officers and previously management had voluntarily provided documents and information to the SEC staff in response to informal, non-public inquiries by the staff. On April 8, 2005, the Independent Committee of the Board of Directors turned over the results of its investigation to the SEC. We intend to continue to fully cooperate with the SEC in its investigation.

Prosper, Inc. Complaint

Subsequent to the disposition by us of certain of its assets, liabilities, and operations related to our wholly owned subsidiary EPMG, Inc., in July 2004, the former principals, under the new name of Prosper, Inc. filed a complaint that seeks a refund to the benefit of Prosper of certain accrued reserves remaining in EPMG amounting to approximately $570,000. These reserves were accrued under contracts with former vendors of EPMG and are recorded as accounts payable and accrued expenses in the accompanying consolidated balance sheet as of December 31, 2006. Under the EPMG Settlement Agreement, we agreed to pay certain reserves potentially owing to third-party vendors upon specified conditions. The lawsuit alleges that we have breached the obligation to pay these reserves, but we contest that the conditions for these payments have been satisfied and/or contest the amounts and payees of the payments that are alleged to be owed by us.

On February 6, 2007, we entered into a Settlement Agreement and Mutual Release with Prosper, Inc. pursuant to which we agreed to pay Prosper, Inc. $10,000 in consideration for our release and dismissal of this action.

Kansas City Explorers Complaint

We are a defendant in a lawsuit in the Circuit Court of Platte County, Missouri, “Kansas City Explorers vs. Innovative Software” Case no. 04CV82050 in which the claimant is seeking money for advertising which it alleges is still due, and have alleged damages of $50,028. The claimant has been court ordered to produce answers to certain discovery requests of ours which they have failed to produce. Management intends to aggressively defend the claim based upon the lack of contract between the parties, lack of proof of damages, as well as minimal proof of advertising services actually performed for our products and services.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors.

Name	Age	Position
Philip D. Ellett	52	Chief Executive Officer and Director
Thomas J. Elowson	46	Chief Operating Officer
Christopher J. Floyd	44	Chief Financial Officer
Traver Gruen-Kennedy	54	Chairman of the Board of Directors
Rod Dowling	66	Director

Officers are elected annually by the Board of Directors, at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Philip Ellett, Chief Executive Officer and Director

Mr. Ellett has served as Chief Executive Officer, Director and Principal Executive Officer since December 2006. From September 2006 until December 2006, Mr. Ellett served as an executive consultant to us. From 2004 to the present, Mr. Ellett has served as a principal at Fontaine Builders, Inc., a construction and real estate development company. From 2002 to 2004, Mr. Ellett served as president and CEO of Realvue, Inc. (f/k/a/ Soft Mountain), a software developer. From 2001 to 2002, he served as Senior Vice President of Sales at Motive Computing, a software developer. From 2000 to 2001, Mr. Ellett was an investor and served as President and CEO of Netier, Inc. a manufacturer of thin client computers, which was subsequently sold to Wyse, Inc. From 1996 to 2000, Mr. Ellett held various positions with Ingram Micro, Inc., a computer products distributor, serving as President of Europe for three years and President of the Americas for the final year of his tenure. Mr. Ellett received his Higher National Certificate in Electrical and Electronic Engineering in 1977 from Slough College of Technology in England.

Thomas Elowson, President and Chief Operating Officer

Mr. Elowson has served as our President and Chief Operating Officer since August 2006. From August 2004 to August 2006 Mr. Elowson served as an independent consultant in development of the company. From January 2004 to August 2004, Mr. Elowson served as President & COO of SecureCore AS, a smart card security consulting company. From March 2001 until January 2004, Mr. Elowson served as Executive Vice President of Sospita AS, a smartcard software technology company based in Oslo, Norway. As a co-founder of TeleComputing, Inc., from 1998 to 2001, he served as vice president on the executive team that raised $45 million for the U.S. launch of this world-leading ASP, and was responsible for developing the key partnerships with Microsoft, Compaq, MCI and Citrix. TeleComputing also achieved a successful IPO on the Oslo exchange during his time with the company. Mr. Elowson is also a founder of the ASP Industry Consortium, and served two terms on the Industry Board of Directors. Elowson has led teams to develop remote application hosting strategies for both business and consumers along with corporate growth strategies for major partnerships in the U.S., Europe and Asia.

Christopher J. Floyd, Chief Financial Officer

Mr. Floyd has served as Chief Financial Officer, Vice President of Finance, Secretary of the Board of Directors and Principal Financial and Accounting Officer since his appointment on August 4, 2004. From 2002 to the present, Mr. Floyd has also served as an advisor to Aspen Capital Partners, LLC. From 2002 to 2004 he served as President of Axim Consulting Group, Inc. During this time the Company was a client of Axim’s and, for a period of ten months, Mr. Floyd performed tasks including negotiating with former officers of the Company, performing accounting and SEC filing work, and assisting in strategic planning and business development. From 2000 to 2002, Mr. Floyd was the co-founder and Chief Financial Officer for Comworxx, Inc., which developed and manufactured telematics products and services for the automotive industry. From 1998 to 2001, Mr. Floyd was the co-founder and served as Chief Financial Officer, Treasurer, and a director for Intelliworxx, Inc., a public company that designed and manufactured tablet computers and developed equipment training and maintenance software applications. From 1993 to 1998 Mr. Floyd worked in a variety of startup and turnaround situations both as a principal and as a consultant. Previously, Mr. Floyd worked for Ernst & Young in Berlin, Germany, performing both audit and consulting work, principally under privatization engagements for former East German enterprises. Mr. Floyd received his Master of Business Administration from the Wharton School of the University of Pennsylvania and his Bachelor of Science in Electrical Engineering from the University of South Florida.

Traver Gruen-Kennedy, Chairman

Mr. Gruen-Kennedy has served as a member of our Board of Directors since October 2006 and has been Chairman since December 2006. Mr. Gruen-Kennedy has served as Vice President of DayJet Corporation from January 2006 to the present. From March 1998 to Dec 2005, Mr. Gruen-Kennedy served in a variety of roles, including as Chief Strategist, at Citrix Systems. In June 2005 he was appointed by Florida governor Jeb Bush as Chairman of the Early Learning Coalition for Palm Beach County, an organization responsible for managing federal, state and local funds, for birth through pre-k education services. From 2004 to present, Mr. Gruen-Kennedy serves as Chair of Secure Florida, the official public-private partnership for statewide preparedness and mitigation of cyber-security and cyber-terrorism in the State of Florida. From its founding in February 2002 to present, Mr. Gruen-Kennedy serves as Chair of Mobile Enterprise Alliance, an organization focused on highlighting mobile success stories and business cases for enterprise users. From its founding in 2001 to present, Mr. Gruen-Kennedy serves as co-Chair of the Digital Development Partnership, a group which narrows the digital divide by optimizing the social and economic impact of information and communications technology initiatives for underserved communities and enabling global access to affordable application service provider computing capabilities. Mr. Kennedy was graduated in 1975 from Bowdoin C ollege in Brunswick Maine with AB music.

Roderick Dowling, Director

Mr. Dowling has served as a member of our Board of Directors since October 2006. Mr. Dowling has served as Chairman of SunTrust Robinson Humphrey Equity Capital Markets, a division of SunTrust Capital Markets, from August 2003 to the present. From July 2001 to July 2003, Mr. Dowling served as the President of SunTrust Robinson Humphrey Equity Capital Markets, a division of SunTrust Capital Markets. From April 2000 to July 2001, Mr. Dowling served as President of The Robinson-Humphrey Company, LLC. Mr. Dowling received his B.S.S from Fairfield University in 1962. In addition, he received his J.D. from Fordham University School of Law in 1965. Mr. Dowling is also a director of SunTrust Capital Markets, Inc. and SunTrust Equity Partners.

Election of Directors and Officers

Holders of our Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors.

The Board of Directors will be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Compensation of Directors

It is intended that each member of our board of directors who is not an employee (a “non-employee director”) will receive an annual retainer in cash and/or shares of Common Stock or in options to purchase shares of Common Stock as determined by our board of directors and all directors will be reimbursed for costs and expenses related to attendance at meetings of the board of directors. The amount of this retainer has not yet been determined.

Our employee directors will not receive any additional compensation for serving on our board of directors or any committee of our board of directors, and our non-employee directors will not receive any compensation from us for their roles as directors other than the retainer, attendance fees and stock or stock option grants described above.

Executive Compensation

The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last three completed fiscal years.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)			LTIP Payouts ($)
Philip D. Ellett, Chief Executive Officer	2006	0	0	0	0	0	0

Anthony J. Zalenski, Former Chief Executive Officer and Chairman	2006	72,974	0	0	0	0	0

Christopher J. Floyd	2006	77,200	0	0	0	0	0
Chief Financial Officer	2005	77,785	0	4,000	0	0	0
	2004	75,000	0

Peter M. Peterson	2006	0	0	0	0	0	0
Former Chief Executive Officer	2005	77,785	0	0	0	0	0
and Chairman	2004	144,910	0	0	0	0	0

Since our inception no officer of AcXess has received salary and bonus in aggregate exceeding $100,000 per year.

Employment Agreements

On August 9, 2006, we entered into an employment agreement with Thomas J. Elowson for the position of Chief Operating Officer and President. The contract has a term of three years, stipulates a minimum annual salary of $84,000, and has certain provisions regarding termination of employment with and without “cause” as therein defined. In addition, the employment contract provides for a signing bonus of $10,000 payable upon a fundraising event or series of related fundraising events wherein we raise a cumulative gross amount of at least $2 million. In connection with his employment agreement, we granted Mr. Elowson 5,978,349 options to purchase shares of our common stock. The options vest immediately and have an exercise price of $0.13 per share, the closing price on the Over the Counter Bulletin Board on August 9, 2006.

Effective August 1, 2004, we entered into an employment agreement with Christopher J. Floyd that provides for his employment as Chief Financial Officer, which agreement expires on August 1, 2007. Mr. Floyd has agreed in principle to modify his contract according to the recommendations of the compensation committee of the board, which committee has not yet been formed. Until such agreement is executed, Mr. Floyd will be paid an annual salary of $84,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended March 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	6,333,349	$0.13	13,666,651

Total	6,333,349	$0.13	13,666,651

On August 9, 2006, our Board of Directors adopted the 2006 Innovative Software Technologies, Inc. Equity Incentive Plan which stipulated 20 million shares of common stock available for option grants. We intend to submit the plan for shareholder approval before August 8, 2007.

Options Grants in Last Fiscal Year

In the last fiscal year we granted a total of 6,333,349 options to purchase common stock under our 2006 Equity Incentive Plan. The options have a weighted average strike price of $0.13 and a term of ten years.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

There have been no options exercised in the last fiscal year. As of September 30, 2006, the carrying value of the outstanding options was $726.523.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective August 1, 2004, we entered into an employment agreement with Peter Peterson that provided for his employment as Chief Executive Officer of the Company, which agreement was to expire on August 1, 2007. The agreement stipulated an annual base salary of $180,000 and an incentive compensation plan to be determined by the board. Mr. Peterson’s employment agreement was mutually terminated by Mr. Peterson and the Company effective January 4, 2006. In lieu of paying Mr. Peterson’s salary for January 2006 and the following 12 months thereafter as stipulated in the employment contract, we agreed to a one-time issuance to Mr. Peterson of 950,495 shares of common stock, payment of salary though January 2006, and health benefits to continue for the 2006 calendar year. Mr. Peterson retained the office of Chief Executive Officer until the date of our acquisition of AcXess.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 8, 2007, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Name and Address	Amount	Percent
Title of Class	of Owner	Owned (1)	of Class (2)

Common	Traver Gruen-Kennedy
	Chairman
	38 Summer Street
	Kennebunk, ME 04043	628,575	0.87%

Common	Philip D. Ellett
	Chief Executive Officer and Director
	15900 Soleil Court
	Austin, TX 78734	523,811	0.72%

Common	Roderick A. Dowling
	Director
	3333 Peachtree Rd. NE - 10th Floor
	Atlanta, GA 30326	523,811	0.72%

Common	Thomas J. Elowson
	President and Chief Operating Officer
	3853 N. W. 5th Terrace
	Boca Raton, FL 33431	905,809	(3)	8.77%

Common	Christopher J. Floyd
	Chief Financial Officer and Secretary
	6516 Windjammer Place
	Bradenton, FL 34202	6,956,874		9.59%

Common	Helge Solberg
	Chief Architect
	c/o AcXess, Inc.
	3998 FAU Blvd., Bldg. 1-210
	Boca Raton, FL 33431	2,380,983		3.28%

Common	Raymond Leitz
	Chief Technology Officer
	c/o AcXess, Inc.
	3998 FAU Blvd., Bldg. 1-210
	Boca Raton, FL 33431	1,190,500		1.64%

Common	Terri R. Zalenski
	4090 Northwest 24th Terr
	Boca Raton, FL 33431	7,258,559	(4)	10.01%

Common	Peter M. Peterson
	1413 S Howard Avenue, #220
	Tampa, FL 33606	7,156,874		9.87%

	All Officers and Directors as a group (7 persons)	13,110,363		18.08%

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

(2) Based upon 72,531,581 shares of common stock outstanding as of February 8, 2007 and, with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities within 60 days of February 8, 2007.

(3) Represents (i) 905,809 shares of common stock and (ii) 5,978,349 fully vested options to purchase common stock of the Company at a strike price of $0.13 and an expiration date of August 8, 2016.

(4) Mrs. Zalenski is the wife of our former chairman and CEO, Anthony F. Zalenski.

(5) Mr. Peterson was the chairman and CEO of the Company from August 2004 through June 2006.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our total authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share. As of February 8, 2007, 72,531,581 shares of Common Stock were issued and outstanding. There are 450,000 shares of preferred stock issued and outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and By-laws, and by the provisions of applicable California law.

Common Stock

Holders of our Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on Common Stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of Common Stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the preferred stock will receive, in priority over the holders of Common Stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of Common Stock in the event of the liquidation of the Company.

There are 450,000 shares of Series A Preferred issued and outstanding. These shares are entitled to receive dividends at the rate of 4% per annum of the liquidation preference per share payable yearly in fully paid and non-assessable shares of the Corporation’s common stock. The number of shares of common stock to be distributed as a dividend is calculated by dividing such payment by 95% of the Market Price on the first five trading days after January 1 of each year. The term “Market Price” means, as of any date, the average of the daily closing price for the five consecutive trading days ending on such date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and executive officers are indemnified as provided by the California Corporation Code and its Bylaws. Our bylaws further provide that we shall indemnify a person who acts or acted as an agent of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any proceeding or action to which such officer or director is a party provided that (a) the person acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative proceeding that is enforceable by a monetary penalty, such officer or director had reasonably grounds for believing that his conduct was lawful. Expenses incurred in defending any proceeding may be advanced by us before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the person to repay the amount if it shall be determined ultimately that the person is not entitled to be indemnified. Any indemnification shall be made by the Company only if authorized by either (a) a majority vote of a quorum consisting of directors who are not parties to the proceedings or (b) approval by a majority of the shares entitled to vote at a duly held meeting of shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion and/or exercise (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise	Shares of Common Stock Included in Prospectus (3)		Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering(1)(2)	Beneficial Ownership After the Offering(5)	Percentage of Common Stock Owned After Offering(5)
Crescent International Ltd(4)	19,642,856	21.31%	19,642,856	(5)	980,178	4.99%	—	—

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.  Based on 72,531,581 shares outstanding as of February 8, 2007.

(3) The Selling Stockholder may not to convert the debenture or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd. have voting and investment power over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(5) Assumes that all securities registered will be sold.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 8, 2006, Lougheed, Scalfaro & Company LLC ("LSC") resigned as our independent registered public accounting firm.

LSC had not performed an audit of our financial statements prior to its resignation.

There have been no disagreements with LSC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of LSC, would have caused it to make reference to the subject matter of the disagreement in a report. None of the events described in Item 304(a)(1)(iv)(B) of Regulation S-B has occurred with respect to LSC.

We provided to LSC the disclosure contained herein and requested LSC to furnish a letter addressed to the Commission stating whether it agrees with the statements made by us herein and, if not, stating the respects in which it does not agree. A letter from LSC incorporated herein by reference as Exhibit 16.1.

On October 27, 2006, our Board of Directors approved the dismissal of Stark Winter Schenkein & Co., LLP ("Stark") as our independent auditors for the Company and its subsidiaries.

Stark’s reports on our financial statements as of and for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Stark’s report for the year ended December 31, 2005 was modified to include an emphasis regarding uncertainty about our ability to continue as a going concern.

There have been no disagreements with Stark on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stark, would have caused it to make reference to the subject matter of the disagreement in connection with its reports during the fiscal year ended December 31, 2005 and through October 26, 2006. None of the events described in Item 304(a)(1)(iv)(B) of Regulation S-B has occurred with respect to Stark.

We provided to Stark the disclosure contained herein and requested Stark to furnish a letter addressed to the Commission stating whether it agrees with the statements made by us herein and, if not, stating the respects in which it does not agree. A letter from Stark is incorporated herein by reference as Exhibit 16.2.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements as of March 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of March 31, 2006 and 2005, appearing in this prospectus and registration statement have been audited by Stark Winter Schenkein & Co., LLP, independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years ended March 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as of March 31, 2006	F-3

Statements of Operations for the period from Inception (January 12, 2005) to March 31, 2005,
Year Ended March 31, 2006 and Period form Inception (January 12, 2005) to March 31, 2006	F-4

Statements of Cash Flows for the period from Inception (January 12, 2005) to March 31, 2005,
Year Ended March 31, 2006 and Period form Inception (January 12, 2005) to March 31, 2006	F-5

Notes to Consolidated Financial Statements	F-6 - F-14

Unaudited Financial Statements for the Six Month Periods ended September 30, 2006 and 2005.

Consolidated Balance Sheet as of September 30, 2006 (unaudited)	F-15

Consolidated Statements of Income and Other Comprehensive Income for the three and six months ended September 30, 2006 and 2005 (unaudited)	F-16

Consolidated Statements of Cash Flows for the six months ended September 30, 2006 and 2005 (unaudited)	F-17

Notes to Consolidated Financial Statements (unaudited)	F-18-F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
AcXess, Inc.

We have audited the accompanying balance sheet of AcXess, Inc. (A Development Stage Company) as of March 31, 2006, and the related statements of operations, stockholders’ (deficit) and cash flows for the period from inception (January 12, 2005) to March 31, 2005, the year ended March 31, 2006, and the period from inception (January 12, 2005) to March 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AcXess, Inc. (A Development Stage Company) as of March 31, 2006, and results of its operations and its cash flows for the period from inception (January 12, 2005) to March 31, 2005, the year ended March 31, 2006, and the period from inception (January 12, 2005) to March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stark Winter Schenkein & Co., LLP

Denver, Colorado
June 23, 2006

AcXess, Inc.
(A Development Stage Company)
Balance Sheet
March 31, 2006

ASSETS

CURRENT ASSETS
Cash	$6,269
Prepaid expenses and other current assets	11,401
Total current assets	17,670

PROPERTY AND EQUIPMENT, NET	4,608

DEPOSITS	32,750
Total assets	$55,028

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$4,256
Notes payable	175,115
Notes payable - affiliate	117,008
Total current liabilities	296,379

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT)
Common stock - authorized, 10,000,000 shares, no par
value; issued and outstanding, 7,720,005 shares	246,000
Accumulated (deficit)	(487,351)
Total stockholders' (deficit)	(241,351)
Total liabilities and stockholders' (deficit)	$55,028

See accompanying notes to the financial statements.

AcXess, Inc.
(A Development Stage Company)
Statements of Operations
Period From Inception (January 12, 2005) to March 31, 2005, Year Ended March 31, 2006 and
Period From Inception (January 12, 2005) to March 31, 2006

	Inception to	Year Ended	Inception to
	March 31,	March 31,	March 31,
	2005	2006	2006

REVENUE	$-	$-	$-

COST OF REVENUE	-	-	-

GROSS PROFIT (LOSS)	-	-	-

OPERATING EXPENSES - GENERAL AND ADMINISTRATIVE	-	473,542	473,542

(LOSS) FROM OPERATIONS	-	(473,542)	(473,542)

INTEREST EXPENSE	-	(13,809)	(13,809)

NET (LOSS)	$-	$(487,351)	$(487,351)

BASIC AND DILUTED (LOSS) PER COMMON SHARE	$-	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES -
BASIC AND DILUTED	3,220,000	3,528,220

See accompanying notes to the financial statements.

AcXess, Inc.
Statement of Stockholders' (Deficit)
Period From Inception (January 12, 2005) to March 31, 2006

			(Deficit)
			Accumulated
			During the
	Common Stock		Development
	Shares	Amount	Stage	Total

Balance at inception	-	$-	$-	$-

Founder's shares issued for cash at inception
at $0.003333 per share	3,000,000	10,000	-	10,000
Common stock issued for cash
at $0.05 per share	220,000	11,000	-	11,000
Balance as of March 31, 2005	3,220,000	21,000	-	21,000

Common stock issued to extinguish debt
and interest at $0.05 per share	670,123	33,506	-	33,506
Common stock issued as compensation
at $0.05 per share	3,829,882	191,494	-	191,494
Net (loss)	-	-	(487,351)	(487,351)
Balance as of March 31, 2006	7,720,005	$246,000	$(487,351)	$(241,351)

See accompanying notes to the financial statements.

AcXess, Inc.
(A Development Stage Company)
Statements of Cash Flows
Period From Inception (January 12, 2005) to March 31, 2005, Year Ended March 31, 2006 and
Period From Inception (January 12, 2005) to March 31, 2006

	Inception to	Year Ended	Inception to
	March 31,	March 31,	March 31,
	2005	2006	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$-	$(487,351)	$(487,351)
Adjustments to reconcile net (loss) to
net cash (used in) operating activities
Depreciation and amortization	-	78	78
Stock based compensation and interest	-	202,663	202,663
Notes payable issued for expenses paid by affilaites and
third parties	-	258,605	258,605
Net change in operating assets and liabilities
Prepaid expenses and other current assets	-	(11,401)	(11,401)
Deposits	-	(32,750)	(32,750)
Accounts payable and accrued expenses	-	4,256	4,256
Net cash flows (used in) operating activities	$-	$(65,900)	$(65,900)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	-	(4,686)	(4,686)
Net cash flows (used in) investing activities	-	(4,686)	(4,686)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock	21,000	-	21,000
Proceeds from notes payable	-	55,855	55,855
Net cash flows provided by financing activities	21,000	55,855	76,855

NET INCREASE (DECREASE) IN CASH	21,000	(14,731)	6,269

CASH AT BEGINNING OF PERIOD	-	21,000	-

CASH AT END OF PERIOD	$21,000	$6,269	$6,269

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock to retire notes payable - affiliate	$-	$22,337	$22,337

See accompanying notes to the financial statements.

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on January 12, 2005 in the State of Florida and is in the development stage. The Company intends to develop its business in the business continuity and disaster recovery sector. The Company has chosen March 31, as a year-end and had no significant activity from inception to March 31, 2005.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2006. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Offering Costs

The Company defers costs associated with the raising of capital until such time as the offering is completed, at which time the costs are charged against the capital raised. Should the offering be terminated the costs are charged to operations during the period when the offering is terminated.

Net Income (Loss) Per Common Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major improvements and additions are added to the property and equipment accounts while replacements, maintenance and repairs, which do not extend the life of the assets, are expensed.

Depreciation and amortization are computed by using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are summarized as follows:

Furniture and computer equipment 3 to 5 years

Property and equipment consists of the following:

Furniture and computer equipment	$4,686
Less: accumulated depreciation	(78)
$4,608

Depreciation charged to operations aggregated $78 during the year ended March 31, 2006.

Long Lived Assets

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. Should there be an impairment, the Company measures the amount of the impairment based on the amount that the carrying value of the impaired asset exceeds the discounted cash flows expected to result from the use and eventual disposal of the from the impaired assets.

Segment Information

The Company follows SFAS 131, “Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

The Company follows SFAS 109 "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company currently has no stock option incentive plans.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets and goodwill in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

Recent Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending September 30, 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 153 "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending March 31, 2007. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which clarifies that the term 'conditional asset retirement obligation' as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

In August 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

SFAS 155 - ‘Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140’

This Statement, issued in February 2006, amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

The Company is currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on our financial statements.

SFAS 156 - ‘Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140’

This Statement, issued in March 2006, amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on our financial statements.

Note 2. STOCKHOLDERS’ (DEFICIT)

The Company is authorized to issue 10,000,000 shares of its common stock (no par value) and had 7,720,005 shares issued and outstanding as of March 31, 2006.

The Company was incorporated on January 12, 2005 and capitalized, via issuance of Founders' shares on February 9, 2005. In connection with the issuance of founders' shares, the founders contributed cash of $10,000. Founders’ shares, generally, do not have fair value implications because they are issued solely for the purpose of initially capitalizing the Company. Also on February 9, 2005, the Company sold 220,000 shares of common stock for cash of $11,000 to certain investors. The sale of common shares was made to three individuals who are not considered affiliates of the Company and at values believed by management and the counterparties, in arms-length negotiations, to represent the fair value of the common shares.

The Company's policy for recognition of compensation for share-based payments and other similar transactions is that the fair value represents the most recent cash price per share in an unaffiliated arms-length transaction, subject to consideration of tangible events and circumstances that are believed to be indicators of changes in fair value.

As of the end of the Company's first fiscal year, it had not emerged from the development stage. There has been no revenue generated from the original business plan and, accordingly, the Company's products and services have not established their market feasibility. These are indicators that there should be no significant increase in values associated with the common stock near the Company's inception. Management of the Company believes that, notwithstanding no revenue generation, that the Company has progressed in the design and planning of its products and services. There are no indicators that the value of the Company's common stock should be any less than near its inception.

On March 7, 2006, the Company issued 4,500,005 common shares to the Chief Executive Officer for the settlement of $22,337 of notes payable for expenses advanced on behalf of the Company, $11,169 of interest and $191,494 in compensation. The number of shares was determined internally based upon management's best estimate of the fair value of shares. However, in accordance with the Company's policy to record common issuances at the most recent cash sale price (in the absence of tangible fair value adjustments) the Company recorded the issuance of the 4,500,005 shares at a price of $0.05 per share.

The Company allocated the number of shares to the elements of the transaction based upon management's intention as reflected below.

The number of shares issued times the fair value per share was calculated in accordance with the Company's valuation policy.

	Shares	Per Share	Value
Debt extinguishment And interest	670,123	$0.05	$33,506
Compensation	3,829,882	$0.05	191,494
	4,500,005		$225,000

The fair value of the debt extinguishment is then allocated.

Value of shares issued to settle indebtedness	$33,506
Face value of indebtedness extinguished	22,337
Interest	$11,169

In accordance with APB 26.20 (footnote) and the SEC Staff Training Manual Topic 7.I.5, forgiveness of debt by a related party typically should be considered a capital transaction. Since the debt was not "forgiven," rather it was extinguished with the issuance of common stock, the Company believes that the extinguishment loss should be recorded as a component of income.

Note 3. INCOME TAXES

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes”, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at
the federal statutory rate	34%
Effect of operating losses	(34)%
-

As of March 31, 2006, the Company has a net operating loss carryforward of approximately $284,000. This loss will be available to offset future taxable income. If not used, this carryforward will expire in 2025. The deferred tax asset of approximately $97,000 relating to the operating loss carryforward has been fully reserved at March 31, 2006. The principal difference between the net operating loss for financial reporting purposes and income tax purposes results from the issuance of common shares for services of $203,000.

Note 4. NOTES PAYABLE

On December 31, 2005, certain vendors to the Company accepted promissory notes totaling $175,115 as payment for invoices billed to the Company during the year ended March 31, 2006, for various technical and administrative services. The term of these notes is twelve months and bear interest at 6% per annum. Principal and interest is payable on the due date of the loan. The amount of accrued interest as of March 31, 2006, was $2,640.

In addition, the Company signed a promissory note in the amount of $117,008 for funds received of $50,000 and expenses paid during the year ended March 31, 2006, from Innovative Software Technologies, Inc. (“Innovative”). These funds were provided pursuant to a non-binding Letter of Intent executed by Innovative and the Company in January 2006. This Letter of Intent specifies the basic structure of an acquisition of 100% of the outstanding shares of the Company by Innovative via a Stock Exchange. Although there can be no assurances, management expects that this transaction will close prior to June 30, 2006.

Note 5. COMMITMENTS

The Company leases its office space and a residential property pursuant to leases expiring through June 2007 for aggregate monthly rentals of $8,350. Future minimum payments for the years ending March 31 are as follows: 2007: $97,700 2008: $17,550

Note 6. BASIS OF REPORTING

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of the lack of revenue and the investment necessary to achieve its operating plan, which is long-range in nature. For the period from inception to March 31, 2006, the Company incurred a net loss of $487,351. In addition, the Company has no significant assets or revenue generating operations and has working capital and stockholder deficits of $278,709 and $241,351 respectively, at March 31, 2006.

The Company’s ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing financing and implementing its business plan. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 7. SUBSEQUENT EVENTS

During May 2006 the Company issued 1,821,582 shares of common stock to consultants for services valued at their fair market value of $91,079.

During April 2006 the Company received an aggregate of $100,000 from Innovative for working capital purposes.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
September 30, 2006
(UNAUDITED)

ASSETS
CURRENT
Cash	$36,902
Accounts receivable:	17,265
Prepaid expenses and other current assets	72,439
Deferred financing costs	21,000
Total current assets	147,606
PROPERTY AND EQUIPMENT, NET	132,315

DEPOSITS	16,900
Total assets	$296,821
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$744,103
Accrued officer salary and expenses	60,500
Notes payable	30,000
Convertible debentures	474,470
Derivative financial instruments	416,137
Total current liabilities	1,725,210

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT)
Preferred stock, 25,000,000 shares authorized, $1.00 stated value
Series A, 1,500,000 shares authorized, 450,000 shares outstanding	450,000
Common stock - authorized, 100,000,000 shares of $.001 par
value; issued and outstanding, 72,420,524 shares	72,421
Additional paid-in capital	962,546
Deficit accumulated during the development stage	(2,913,355)
Total stockholders'(deficit)	(1,428,388)
Total liabilities and stockholders' (deficit)	$296,821

See accompanying notes.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months		For the Six Months		Since Inception (January 12, 2005) Through
	Ended September 30,		Ended September 30,		September 30,
	2006	2005	2006	2005	2006
REVENUE
Development and consulting revenue	$-	$-	$1,572	$-	$1,572
Business continuity revenue	37,095	-	37,095	-	37,095
Total revenue	37,095	-	38,667	-	38,667

COST OF REVENUE
Cost of services revenue	-	-	250	-	250
Cost of product sales and other revenue	23,605	-	36,316	-	36,316
Total cost of revenue	23,605	-	36,566	-	36,566
GROSS PROFIT	13,490	-	2,102	-	2,102
OPERATING EXPENSES
General and administrative	1,108,671	7,172	1,254,734	36,720	1,728,276
Total operating expenses	1,108,671	7,172	1,254,734	36,720	1,728,276
(LOSS) FROM OPERATIONS	(1,095,181)	(7,172)	(1,252,632)	(36,720)	(1,726,174)

OTHER INCOME (EXPENSE) NET
Other income	43,685	-	8,980	-	8,980
Derivative income (expense)	(10,623)	-	(10,579)	-	(10,579)
Interest (expense)	(209,715)	-	(209,715)	-	(223,524)
Interest income, deposits	2,724	-	44	-	44
OTHER INCOME (EXPENSE) NET	(173,929)	-	(211,270)	-	(225,079)
(LOSS) BEFORE INCOME TAXES	(1,269,110)	(7,172)	(1,463,902)	(36,720)	(1,951,253)
INCOME TAXES	-	-	-	-	-
NET (LOSS)	(1,269,110)	(7,172)	(1,463,902)	(36,720)	(1,951,253)
UNDECLARED PREFERRED
STOCK DIVIDENDS	-	-	-	-	-
(LOSS) APPLICABLE
TO COMMON STOCKHOLDERS	$(1,269,110)	$(7,172)	$(1,463,902)	$(36,720)	$(1,951,253)
BASIC AND DILUTED
(LOSS) PER COMMON SHARE	$(0.02)		$(0.02)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES USED IN BASIC AND
DILUTED PER SHARE CALCULATION	71,950,397		64,646,805

See accompanying notes.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months		Since Inception (January 12, 2005) Through
	Ended September 30,		September 30,
	2006	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(1,463,902)	$(36,720)	$(1,951,253)
Adjustments to reconcile net (loss) to
net cash flows from operating activities
Depreciation and amortization	19,230	-	19,308
Stock and options based compensation	748,484	-	973,484
Services paid in stock	-	-	175,115
Amortization of convertible debt discount	169,635	-	169,635
Derivative loss	10,579	-	10,579
Amortization of deferred financing costs	37,400	-	37,400
Net change in operating assets and liabilities
Account receivables	(17,265)	-	(17,265)
Prepaid expenses and other current assets	(6,326)	(500)	(17,727)
Deposits	16,850	-	(15,900)
Accounts payable and accrued expenses	(42,584)	10,661	(38,328)
Net cash flows from operating activities	(527,898)	(26,559)	(654,951)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(139,731)	-	(144,417)
Net cash flows from investing activities	(139,731)	-	(144,417)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	372,114	5,855	489,122
Proceeds from convertible debentures	275,000		275,000
Stock issued for cash	-	21,000	21,000
Cash acquired in the reverse acquisition of Innovative	51,148	-	51,148
Net cash flows from financing activities	698,262	26,855	836,270

NET INCREASE (DECREASE) IN CASH	30,633	296	36,902
CASH AT BEGINNING OF PERIOD	6,269	-	-

CASH AT END OF PERIOD	$36,902	$296	$36,902

See accompanying notes.

(1) Basis Of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial condition as of September 30, 2006, and the results of its operations for the three and six months ended September 30, 2006, and September 30, 2005, and the cash flows for the six months ended September 30, 2006, and September 30, 2005. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited 2005 consolidated financial statements, including the notes thereto, and the other information set forth therein, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, as well as the Company’s report on Form 8-K filed June 30, 2006, reporting the acquisition of AcXess, Inc., described below. Operating results for the three and six month periods ended September 30, 2006, are not necessarily indicative of the operating results that may be expected for the year ending March 31, 2007.

On June 26, 2006, Innovative Software Technologies, Inc., a California corporation (“Innovative”), completed the acquisition of AcXess, Inc., a Florida corporation (“AcXess”), in a stock exchange transaction (the “Transaction”) pursuant to a Stock Exchange Agreement by and between Innovative, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent (the “Exchange Agreement”). As a result of the Transaction, AcXess became a wholly owned subsidiary of Innovative. Following FAS 141, as governing and operating control of the combined entity is under Mr. Zalenski, AcXess is deemed to be the purchaser in the Transaction for financial reporting purposes. Therefore, reverse acquisition accounting applies whereby AcXess is deemed to have issued its common stock for the net assets or liabilities of Innovative accompanied by a recapitalization of AcXess. For accounting purposes, AcXess is treated as the continuing reporting entity. The fiscal year end of AcXess is March 31.

The accompanying unaudited consolidated financial statements present the accounts of Innovative and its wholly owned subsidiaries, AcXess, Inc., Softsale, Inc. and EPMG, Inc. (collectively, the “Company”). All intercompany balances and significant transactions have been eliminated.

(2) Earnings Per Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding during periods when anti-dilutive common stock equivalents are not considered in the computation.

(3) Deferred Financing Costs

The Company capitalizes financing costs as incurred and amortizes these costs to interest expense over the life of the underlying instruments.

(4) Stockholders’ (Deficit)

On April 18, 2006, Innovative issued 200,000 shares of common stock with a fair market value of $8,000 for the settlement of an account payable.

Pursuant to the Exchange Agreement, on June 26, 2006, the shareholders of AcXess exchanged 100% of the outstanding shares of common stock of AcXess for an aggregate of 11,000,000 shares of common stock of Innovative.

On June 27, 2006, Innovative issued 4,377,872 shares of its common stock to holders of $175,115 in AcXess promissory notes to extinguish this debt.

On September 12, 2006, Innovative issued 523,811 shares of its common stock with a fair market value of $57,619 for consulting services for September, October and November of 2006.

On September 18, 2006, Innovative issued 63,462 shares of its common stock with a fair market value of $8,250 for legal services for September and October of 2006.

(5) Commitments, Concentrations and Contingencies

(a) Leases:

The Company had no capital leases as of September 30, 2006.

In February 2006 Innovative entered into a lease agreement for approximately 3,200 square feet of office space in Boca Raton, Florida. Monthly payments under the lease agreement are $5,850 and the lease has a term extending through June 30, 2007.

In February 2006 Innovative entered into a lease agreement for approximately 1,800 square feet for a corporate apartment in Boca Raton, Florida. Monthly payments under the lease agreement are $2,500 and the lease has a term extending through February 28, 2007.

Rent expense under all operating leases for the three month periods ended September 30, 2006, and 2005, was $25,310 and $-0- respectively. Rent expense under all operating leases for the six month periods ended September 30, 2006, and 2005, was $44,305 and $-0- respectively. In December 2004 our former subsidiary Triad Media, Inc. entered into a lease for approximately 3,606 square feet in Kansas City, Missouri with a term beginning February 1, 2005 and ending January 31, 2010 and a base rent of $3,756 per month which the Company guaranteed on behalf of Triad Media, Inc. Following the sale of Triad Media in April 2005, the Company accrued for this potential liability which accrual amounted to $59,892 at December 31, 2005. On February 28, 2006, the Company was informed that Triad Media, Inc. had abandoned the premises. In July 2006 we reached an agreement with the landlord to end the lease for a total of approximately $33,000 payable with a payment of $10,000 at signing, and the remaining balance payable over 5 months. As of September 30, 2006, the Company was current under the agreement and $14,633 remained payable.

(b) SEC Investigation:

(See “SEC Investigation” under Litigation below.)

(c) Litigation:

SEC Investigation

On June 24, 2003, the Securities and Exchange Commission ("SEC") issued a formal order of investigation, authorizing the investigation of certain securities matters. The SEC staff has taken the testimony of certain officers and previously management had voluntarily provided documents and information to the SEC staff in response to informal, non-public inquiries by the staff. On April 8, 2005, the Independent Committee of the Board of Directors turned over the results of its investigation to the SEC. We intend to continue to fully cooperate with the SEC in its investigation.

Prosper, Inc. Complaint

Subsequent to the disposition by the Company of certain of its assets, liabilities, and operations related to its wholly owned EPMG, Inc. subsidiary (“EPMG”) in July 2004, the former principals, under the new name of Prosper, Inc. filed a complaint that seeks a refund to the benefit of Prosper of certain accrued reserves remaining in EPMG amounting to approximately $570,000. These reserves were accrued under contracts with former vendors of EPMG and are recorded as accounts payable and accrued expenses in the accompanying consolidated balance sheet as of September 30, 2006. Under the EPMG Settlement Agreement, we agreed to pay certain reserves potentially owing to third-party vendors upon specified conditions. The lawsuit alleges that we have breached the obligation to pay these reserves, but we contest that the conditions for these payments have been satisfied and/or contest the amounts and payees of the payments that are alleged to be owed by us.

Although we believe that these allegations do not have any merit, if Prosper, Inc. were to prevail in its complaint there would be serious negative financial consequences resulting from utilization of our cash reserves. Moreover, such an action could divert management’s time and efforts away from the business of the Company.

Kansas City Explorers Complaint

The Company is a defendant in a lawsuit in the Circuit Court of Platte County, Missouri, “Kansas City Explorers vs. Innovative Software” Case no. 04CV82050 in which the claimant is seeking money for advertising which it alleges is still due, and have alleged damages of $50,028. The claimant has been court ordered to produce answers to certain discovery requests of the Company which they have failed to produce. Management intends to aggressively defend the claim based upon the lack of contract between the parties, lack of proof of damages, as well as minimal proof of advertising services actually performed for Company products and services.

(6) Convertible Notes and Derivative Instrument Liabilities

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible debt and equity instruments issued to determine whether there are embedded derivative instruments, including the embedded conversion option, that are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services they provide.

Certain instruments, including convertible debt and equity instruments and the freestanding options and warrants issued in connection with those convertible instruments, may be subject to registration rights agreements, which impose penalties for failure to register the underlying common stock by a defined date. If the convertible debt or equity instruments are not considered to be "conventional", then the existence of the potential cash penalties under the related registration rights agreement requires that the embedded conversion option be accounted for as a derivative instrument liability. Similarly, the potential cash penalties under the related registration rights agreement may require us to account for the freestanding options and warrants as derivative financial instrument liabilities, rather than as equity. In addition, when the ability to physical or net-share settle the conversion option or the exercise of the freestanding options or warrants is deemed to be not within the control of the company, the embedded conversion option or freestanding options or warrants may be required to be accounted for as a derivative financial instrument liability.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option pricing model to value the derivative instruments.

If freestanding options or warrants were issued in connection with the issuance of convertible debt or equity instruments and will be accounted for as derivative instrument liabilities (rather than as equity), the total proceeds received are first allocated to the fair value of those freestanding instruments. If the freestanding options or warrants are to be accounted for as equity instruments, the proceeds are allocated between the convertible instrument and those derivative equity instruments, based on their relative fair values. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face amount.

To the extent that the fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized, in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, usually using the effective interest method. When the instrument is convertible preferred stock, the dividends payable are recognized as they accrue and, together with the periodic amortization of the discount, are charged directly to retained earnings.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed periodically, including at the end of each reporting period. If re-classification is required, the fair value of the derivative instrument, as of the determination date, is re-classified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

In January 2006 the Board of Directors of the Company approved the raising of up to $1,000,000 via the issuance of promissory notes to accredited investors. These notes have a term of six months, are convertible into shares of common stock of the Company at a 30% discount to a future Qualified Financing (as therein described). In addition, each note is issued with warrants to purchase Innovative common stock at a strike price of $0.05 per share. The number of warrants granted is determined by multiplying the face value of each note issued by four. As of September 30, 2006, the Company had raised $675,000 under such notes. In October the Board of Directors of the Company approved an increase in the amount to be raised under this financing to $1,500,000. A total of $1,107,500 had been raised as of November 10, 2006, when the Company closed the round.

The warrants have been accounted for as derivative instrument liabilities (see below) in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Common Stock" (EITF 00-19). Accordingly, the initial fair value of the warrants, amounting to an aggregate of $23,430 was recorded as a derivative instrument liability. The fair value of the warrants was determined using the Black-Scholes valuation model, based on the market price of the common stock on the dates the Warrants were issued, an expected dividend yield of 0%, a risk-free interest rate based on constant maturity rates published by the U.S. Federal Reserve, applicable to the life of the Warrants, expected volatility of 114%, and the five year life of the Warrants. The Company is required to re-measure the fair value of the warrants at each reporting period.

Because the conversion price of the Convertible Notes is not fixed, the Convertible Notes are not “conventional convertible debt” as that term is used in EITF 00-19. Accordingly, the Company is required to bifurcate and account separately for the embedded conversion options, together with any other derivative instruments embedded in the Convertible Notes.

The conversion option related to each Convertible Note was bifurcated from the Convertible Note and accounted for separately as a derivative instrument liability (see below). The bifurcated embedded derivative instruments, including the embedded conversion options which were valued using the Flexible Monte Carlo Simulation methodology, were recorded at their initial fair value of an aggregate of $350,937.

The discount from the face amount of the Convertible Notes represented by the value assigned to the Warrants and bifurcated derivative instruments is being amortized over the period to the due date of each Convertible Note, using the effective interest method. Amortization for the three and six month periods ending September 30, 2006, was $24,173 and $169,635, respectively.

A summary of the Convertible Notes and derivative instrument liabilities at September 30, 2006, is as follows:

Convertible Notes; 12% per annum; due December 15, 2006, though April 24, 2007	$675,000
Less: unamortized discount related to warrants and bifurcated embedded derivative instruments	(200,530)
Total carrying value at September 30, 2006	$474,470

Derivative financial instrument liabilities

We use the Black-Scholes valuation model to value the warrants and the embedded conversion option components of any bifurcated embedded derivative instruments that are recorded as derivative liabilities.

In valuing the warrants and the embedded conversion option components of the bifurcated embedded derivative instruments, at the time they were issued and at September 30, 2006, we used the market price of our common stock on the date of valuation, an expected dividend yield of 0% and the remaining period to the expiration date of the warrants or repayment date of the Convertible Notes. All warrants and conversion options can be exercised by the holder at any time.

Because of the limited historical trading period of our common stock, the expected volatility of our common stock over the remaining life of the conversion options and warrants has been estimated at 114%. The risk-free rates of return used were based on constant maturity rates published by the U.S. Federal Reserve, applicable to the remaining life of the conversion options or warrants.

At September 30, 2006, the following derivative liabilities related to common stock warrants and embedded derivative instruments were outstanding:

			Exercise	Value	Value
			Price Per	Issue	September 30,
Issue Dates	Expiry Dates		Share	Date	2006

May 22, through	May 22, through	1,600,000
September 29, 2006	September 29, 2011	warrants	$0.05	$23,430	$77,950

Fair value of freestanding derivative instrument liabilities for warrants					$77,950

May 22, through	May 22, through
September 29, 2006	September 29, 2011			$350,937	$338,187

Fair value of bifurcated embedded derivative instrument
liabilities associated with the above convertible notes					$338,187

Total derivative financial instruments					$416,137

The following table reflects the number of common shares into which the aforementioned derivatives are indexed at September 30, 2006:

Common shares indexed:
Embedded derivative instruments	7,417,582
Freestanding derivatives (warrants)	2,700,000
10,117,582

(7) Basis of Reporting

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has incurred a loss of $1,947,473 from inception (January 12, 2005) through September 30, 2006, and has working capital and stockholder deficits of $1,577,604 and $1,428,388 at September 30, 2006. In addition, the Company currently has minimal revenue generating operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Management has raised funds for operations totaling $675,000 as of September 30, 2006 (see Note 6 above) and intends to continue to seek debt and/or equity financing to fund operations and the execution of its business plan (see Note 8). However, there can be no assurance that the Company will be successful in raising the funds necessary to remain a going concern.

(8) Subsequent Events

On October 17, 2006, our Board of Directors appointed Traver Gruen-Kennedy and Roderick Dowling to the Board of Directors of the Company.

From October 1, 2006, to November 8, 2006, the Company issued an additional $432,500 in convertible notes with the terms as discussed in Note 6 above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s directors and executive officers are indemnified as provided by the California Corporation Code and its Bylaws. Our bylaws further provide that we shall indemnify a person who acts or acted as an agent of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any proceeding or action to which such officer or director is a party provided that (a) the person acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative proceeding that is enforceable by a monetary penalty, such officer or director had reasonably grounds for believing that his conduct was lawful. Expenses incurred in defending any proceeding may be advanced by the Company before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the perosn to repay the amount if it shall be determined ultimately that the person is not entitled to be indemnified. Any indemnification shall be made by the Company only if authorized by either (a) a majority vote of disa quorum consisting of directors who are not parties to the proceedings or (b) approval by a majority of the shares entitled to vote at a duly held meeting of shareholders.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$409.47
Printing and engraving expenses	$2,000.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$6,000.00
Miscellaneous expenses	$2,000.00
Total	$35,409.47

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On December 22, 2006, the Company entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Investor”) for the sale of $1,000,000 Convertible Debentures (the “Debentures”). In connection with the Agreement, the Investor received (i) a warrant to purchase 8,928,571 shares of common stock (“Long-Term Warrants”) exercisable at $0.30 and (ii) a warrant to purchase 1,785,714 shares of common stock (“Short Term Warrants”) exercisable at $0.143 per share. The Long Term Warrants and the Short Term Warrants are exercisable for a period four years from the date of issuance and the earlier of (i) December 22, 2007 and (ii) the date a registration statement(s) covering the resale of all Registrable Securities (as defined in the Registration Rights Agreement) is declared effective by the Commission (the “Initial Exercise Date”) and on or prior to the close of business on the four month anniversary of the Initial Exercise Date, respectively. The Debentures bear interest at 4% until June 22, 2006 and 9% thereafter, payable in arrears and mature three years from the date of issuance. Accrued interest will be payable in cash semi-annually, beginning on January 1, 2007.

As of November 8, 2006, the Company had issued $1,107,500 in convertible promissory notes. These notes have a term of six months, are convertible into shares of common stock of the Company at a 30% discount to a future Qualified Financing as therein described. In addition, each note is issued with warrants to purchase Innovative common stock at a strike price of $0.05 per share. The number of warrants granted is determined by multiplying the face value of each note issued by four. The investors in this offering were granted piggyback registration rights with respect to the shares issuable upon the conversion of the notes or the exercise of the warrants in accordance with a registration rights agreement. Proceeds from the issuance of such notes were used for general working capital and capital expenditures.

On November 18, 2006, Innovative issued 174,519 shares of its common stock with a fair market value of $22,687 for legal services for September, October and November of 2006.

On September 12, 2006, the Company issued 523,811 shares of its common stock with a fair market value of $57,619 for consulting services for September, October and November of 2006.

Between September 18 2006 and November 18, 2006, Innovative issued 174,519 shares of its common stock with a fair market value of $22,687 for legal services for September, October and November of 2006.

On June 26, 2006, the Company completed the acquisition of AcXess in a stock exchange transaction pursuant to a Stock Exchange Agreement by and between Innovative, AcXess, the Shareholders of AcXess, and Anthony F. Zalenski, acting as the Shareholder’s Agent. As a result of the Transaction, AcXess became a wholly owned subsidiary of the Company. Pursuant to the Exchange Agreement, the shareholders of AcXess exchanged 100% of the outstanding shares of capital stock of AcXess for an aggregate of 11,000,000 shares of common stock of the Company, $.001 par value per share.

* All of the above offerings and sales were deemed to be exempt under Regulation D of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibit
2.1
Stock Exchange Agreement by and between Innovative Software Technologies, Inc., AcXess, Inc., the Shareholders of AcXess, Inc., and Anthony F. Zalenski, acting as the Shareholder’s Agent, dated as of June 26, 2006. (4)

3.1	Amendment to the Articles of Incorporation of Innovative Software Technologies, Inc.(1)

3.2	Articles of Incorporation of Innovative Software Technologies, Inc., as amended.(1)

3.3
Certificate of Designation of the Series A Preferred Stock of Innovative Software Technologies, Inc. (incorporated by reference from Exhibit 2.2 to the Company's Current Report on Form 8-K/A filed March 14, 2002).

3.4	Certificate of Designation of the Series B Preferred Stock of Innovative Software Technologies, Inc.(1)

3.5
By-laws of Innovative Software Technologies, Inc. (incorporated by reference from Exhibit B to Amendment No. 1 to the Company's Information Statement on Schedule 14C filed with the Commission on January 11, 2007).

3.6	Certificate of Amendment to Articles of Incorporation filed on August 8, 2001

4.1	Specimen Certificate of Common Stock (incorporated by reference from Exhibit 4(a) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999).

4.2	Form of Investor Certificate (6)

4.3	Form of Promissory Note, dated October 16, 2006 (6)

4.4	Form of Warrant, dated October 16, 2006 (6)

4.5	Form of Convertible Debenture, dated December 22, 2006 (7)

4.6	Form of Long Term Warrant, dated December 22, 2006 (7)

4.7	Form of Short Term Warrant, dated December 22, 2006 (7)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*

10.1	Director Indemnification Agreement dated August 14, 2003 between Innovative Software Technologies, Inc. and Peter M. Peterson(2)

10.2	Director Indemnification Agreement dated August 4, 2003 between Innovative Software Technologies, Inc. and William E. Leathem(2)

10.3	Employment Agreement dated August 1, 2004 between Innovative Software Technologies, Inc. and Christopher J. Floyd.(4)

10.4	Innovative Software Technologies Inc. 2006 Equity Incentive Plan (5)

10.5	Form of Stock Option Award under 2006 Equity Incentive Plan (5)

10.6	Employment Agreement by and between Anthony F. Zalenski and Innovative Software Technologies, Inc., dated as of August 9, 2006 (5)

10.7	Employment Agreement by and between Thomas J. Elowson and Innovative Software Technologies, Inc., dated as of August 9, 2006 (5)

10.8	Form of Registration Rights Agreement, dated as of October 16, 2006 (6)

10.9	Form of Securities Purchase Agreement, dated as of December 22, 2006 (7)

10.10	Form of Registration Rights Agreement, dated as of December 22, 2006(7)

16.1	Letter of Stark Winter Schenkein & Co., LLP, dated October 27, 2006 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2006)

16.2	Letter of Lougheed, Scalfaro & Company LLC, dated February 8, 2006 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 17, 2006)

23.1	Consent of Stark Winter Schenkein & Co., LLP*

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

* Filed Herewith

Exhibit
Number	Description

(1)	Incorporated by reference from the exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004 which bears the same exhibit number.

(2)	Incorporated by reference from the exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2004 which bears the same exhibit number.

(3)	Incorporated by reference from the exhibit to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004 which bears exhibit number 10.1.

(4)	Incorporated by reference from the exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2006

(5)	Incorporated by reference from the exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2006

(6)	Incorporated by reference from the exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2006

(7)	Incorporated by reference from the exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2006

 ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Boca Raton, Florida, on February 9, 2007.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

February 9, 2007	By:	/s/ Philip D. Ellett
Philip D. Ellett Chief Executive Officer (Principal Executive Officer)

February 9, 2007	By:	/s/ Christopher J. Floyd
Christopher J. Floyd Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Floyd his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Philip D. Ellett
Philip D. Ellett	Chief Executive Officer and Director	February 9, 2007

/s/ Christopher J. Floyd
Christopher J. Floyd	Chief Financial Officer	February 9, 2007

/s/ Traver Gruen-Kennedy
Traver Gruen-Kennedy	Chairman of the Board	February 9, 2007

/s/ Roderick A. Dowling
Roderick A. Dowling	Director	February 9, 2007